Exhibit 99.1

Altimeter Growth Corp. Announces Pricing of $450,000,000 Initial Public Offering

September 30, 2020

MENLO PARK--Altimeter Growth Corp. (“AGC”) announced today the pricing of its initial public offering of 45,000,000 units at $10.00 per unit. The units will be listed on the Nasdaq Capital Market (“Nasdaq”) in the United States and trade under the ticker symbol “AGCUU” beginning on October 1, 2020. Each unit consists of one Class A ordinary share and one-fifth of one redeemable warrant, with each warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. When the securities comprising the units begin separate trading, AGC expects that the Class A ordinary shares and warrants will be listed on Nasdaq under the symbols “AGC” and “AGCWW,” respectively. AGC expects the initial public offering to close on October 5, 2020, subject to customary closing conditions.

AGC has also entered into a forward purchase agreement for the purchase of up to 17,500,000 forward purchase units with Altimeter Partners Fund, L.P., an affiliate of Altimeter Growth Holdings. In addition, AGC has entered into a forward purchase agreement for the purchase of up to 2,500,000 forward purchase units with JS Capital LLC. Any such purchases will take place in a private placement that will close substantially concurrently with the closing of AGC’s initial business combination.

AGC is led by Brad Gerstner, and is a newly organized blank-check company formed to complete a merger, share exchange, asset acquisition, share purchase, reorganization, or similar transaction with one or more businesses or entities.

Citigroup Global Markets Inc., Goldman Sachs & Co., LLC, and Morgan Stanley & Co. LLC are acting as book-running managers in the offering. AGC has granted the underwriters a 45-day option to purchase up to 5,000,000 additional units at the initial public offering price to cover over-allotments, if any.

AGC is making the initial public offering only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained for free from the U.S. Securities and Exchange Commission website http://www.sec.gov; Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, Telephone: 1-800-831-9146; Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282; Telephone: (866) 471-2526; Morgan Stanley & Co. LLC, c/o Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014.

A registration statement relating to the securities sold in the initial public offering has been declared effective by the U.S. Securities and Exchange Commission on September 30, 2020.

This press release shall not constitute an offer to sale or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful before registration or qualification under the securities laws of any such state or jurisdiction.

The securities to be sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of such Act and applicable state securities laws.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond AGC’s control, including those described in the Risk Factors section of AGC’s registration statement and preliminary prospectus for AGC’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. AGC undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About AGC

AGC is a newly organized blank-check company formed by an affiliate of Altimeter Capital Management, LP (“Altimeter”). Altimeter is a technology-focused investment firm based in Menlo Park, CA and Boston, MA, with approximately $13 billion of assets under management as of September 30, 2020.

Media Contacts

Altimeter Growth Corp.
Megan Sabel
617-310-6182
megan@altimeter.com